Exhibit 5.2

October 31, 2023

Blink Charging Co.

605 Lincoln Road, 5th Floor

Miami Beach, Florida 33139

Ladies and Gentlemen:

We have acted as counsel to Blink Charging Co., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-275123), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on October 20, 2023 (as it may be amended, the “Registration Statement”), and the prospectus included therein (as it may be amended, the “Prospectus”) relating to the offer and sale from time to time of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), up to a maximum aggregate offering price of $213,471,838 pursuant to the sales agreement, dated September 2, 2022 between the Company and Barclays Capital Inc., BofA Securities, Inc., HSBC Securities (USA) Inc., ThinkEquity LLC, H.C. Wainwright & Co., LLC and Roth Capital Partners, LLC.

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP